For further Information:

At the Company: At PondelWilkinson: Ron Santarosa Angie Yang 805-322-9333 310-279-5980	Corporate Headquarters Address: 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361

For Immediate Release

FIRST CALIFORNIA REPORTS FINANCIAL RESULTS FOR 2010 FIRST QUARTER

WESTLAKE VILLAGE, Calif., May 5, 2010 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today reported financial results for the first quarter ended March 31, 2010, reflecting improved operational and asset quality trends.

The company posted net income of $117,000 for the three months ended March 31, 2010, versus a net loss of $1.9 million for the same period a year ago. Preferred dividends of $312,500 and $194,000 during the first quarter of 2010 and 2009, respectively, reduced net income available to common shareholders resulting in a loss per common share of $0.02 and $0.18, respectively.

“We continue to make progress managing through challenging economic times as improved operating efficiencies, stable core deposit base and lower credit costs are manifesting positively in our operating results,” said C. G. Kum, President and Chief Executive Officer.  “In addition, the successful capital raise in the first quarter significantly increased our capital levels, as well as further enhancing our strong liquidity position.”

2010 First Quarter Financial Highlights:

▪
Substantially increased tier 1 capital through completion of a common stock offering, which improved the company’s tangible common equity ratio to 7.36% at March 31, 2010 from 4.38% at December 31, 2009. In addition, regulatory capital ratios continue to remain significantly above well-capitalized requirements with a total risk-based capital ratio of 17.08%, a tier 1 capital ratio of 15.82% and a tier 1 leverage ratio of 11.52%;

▪	Loans past due 30 to 89 days down significantly to $2.5 million at March 31, 2010 from $14.6 million at year-end 2009;

▪	Nonaccrual loans decreased to $37.0 million at March 31, 2010 from $40.0 million at December 31, 2009;

▪
The company recorded a 2010 first quarter provision for loan losses of $1.8 million, compared with $5.1 million in the first quarter a year ago and $6.4 million in the 2009 fourth quarter. The allowance for loan losses was 1.70% of total loans at March 31, 2010, compared with 1.76% at December 31, 2009 and 1.26% at March 31, 2009;

▪	Demand deposits and core deposits represented 28% and 76% of total deposits at March 31, 2010, respectively, compared with 28% and 74% of total deposits at December 31, 2009, respectively;

▪	Noninterest expense for the 2010 first quarter was $9.9 million, compared with $10.8 million in the first quarter a year ago.

Asset Quality

Nonaccrual loans and loans past due 90 days and accruing amounted to $37.0 million as of March 31, 2010 and represented 4.0% of total loans.  This reflects an improvement from $40.2 million as of December 31, 2009, or 4.3% of total loans.  Accruing loans past due 30 to 89 days significantly declined to $2.5 million at March 31, 2010 from $14.6 million at December 31, 2009. Total foreclosed property at March 31, 2010 rose to $6.0 million from $4.9 million at December 31, 2009, reflecting the addition of two properties and sale of one property.  The company currently holds two properties as other real estate owned.

First California Financial Group, Inc. 2-2-2	NASDAQ: FCAL

The company’s construction and land portfolio declined to $73.4 million at March 31, 2010, down by $13.2 million, or 15%, since December 31, 2009 as a result of pay downs and strategic downsizing.   The commercial real estate portfolio continued to perform well, as evidenced by only seven loans aggregating $4.8 million in the company’s past due and nonaccrual loan categories at March 31, 2010.

Net loan charge-offs were $2.7 million for the 2010 first quarter compared with $1.8 million in the first quarter a year ago and $2.0 million in the fourth quarter of 2009.  The 2010 first quarter net loan charge-offs include $1.2 million relating to a $1.7 million nonaccrual multifamily loan identified in the fourth quarter of 2009, for which a specific loss allowance of $1.7 million was reserved at December 31, 2009.  The company noted that it collected the remaining balance in the 2010 second quarter.  The allowance for loan losses as a percentage of total loans was 1.70% at March 31, 2010, compared with 1.76% at December 31, 2009 and 1.26% at March 31, 2009.

“Net loan charge offs for the first quarter was higher reflecting our commitment to promptly move possible losses off of our balance sheet. The reduced level of provisioning in the first quarter, however, reflects an improving asset quality trend that started in the fourth quarter of 2009,” said Kum

Results of Operations

Net interest income before provision for loan losses was $10.7 million for both three-month periods ended March 31, 2010 and 2009. Net interest margin for the 2010 first quarter was 3.39%, compared with 3.35% in the preceding 2009 fourth quarter and 3.60% in the same period a year ago.  Compared with the first quarter a year ago, the net interest margin declined by 21 basis points due to the adverse impact from higher levels of nonaccrual loans and the shift in the composition of the company’s securities portfolio to safer, but lower interest-yielding investments.  These adverse effects were partially offset by a continued reduction in the cost of interest-bearing liabilities, which equaled 1.66% for the 2010 first quarter, compared with 1.79% for the preceding fourth quarter and 2.29% in the first quarter a year-ago.

Noninterest income for the 2010 first quarter decreased to $1.2 million from $1.9 million in the prior-year period.  The decrease reflects lower levels of securities gains quarter over quarter. The net gain on sale of securities in the 2010 first quarter was $132,000, compared with $671,000 in the first quarter of 2009.

Noninterest expense for the 2010 first quarter was $9.9 million, compared with $10.8 million in the first quarter a year ago.  The decline reflects a reduction in personnel expenses, offset in part by increased FDIC insurance costs.  The 2009 first quarter included integration and conversion expenses of approximately $473,000 related to the FDIC-assisted 1st Centennial Bank transaction.

Loans at March 31, 2010 were $919.4 million, down 2% from $939.2 million at year-end 2009 reflecting the weak economy and low demand for loans.  Deposits as of March 31, 2010 were $1.08 billion, compared with $1.12 billion as of December 31, 2009. The company attributed the decline in large part to the managed reduction of higher rate certificates of deposit $100,000 and greater.  Total assets at March 31, 2010 were $1.44 billion, compared with $1.46 billion at December 31, 2009.

Liquidity and Capital Resources

Core deposits, which exclude brokered deposits and time deposits of $100,000 or more, continue to be First California’s primary source of funds and represented 76% of total deposits at March 31, 2010, compared with 74% of total deposits at December 31, 2009.   With the company’s strong liquidity position and stable core deposit relationships, First California reduced its brokered deposits, State of California time deposits and FHLB borrowings. Since year-end 2009, brokered deposits declined $13.3 million, State of California time deposits declined $22.0 million and FHLB borrowings declined $10.0 million.

First California Financial Group, Inc. 3-3-3	NASDAQ: FCAL

At March 31, 2010, First California had $66.2 million of interest bearing deposits with other banks and $293.1 million of securities.  The securities portfolio is comprised mainly of U.S. Treasury securities and U.S. government agency notes and mortgage-related securities.  During the 2009 fourth quarter, the company shifted the composition of its securities portfolio to include more lower-risk, shorter-term investments.  The repositioning of the securities portfolio was designed to reduce risk, shorten the duration of the portfolio and increase the liquidity of the portfolio, effectively enhancing the company’s ability to increase interest-earning assets in future periods.

Total shareholders’ equity was $196.8 million at March 31, 2010, compared with $157.2 million at December 31, 2009.  The company’s net book value per common share was $6.12 at March 31, 2010, compared with $11.45 at December 31, 2009.  Tangible book value per common share was $3.57 at March 31, 2010, compared with $5.23 at December 31, 2009.  The decline is attributed to a higher number of outstanding common shares versus the prior year-end count.

First California’s total risk-based and leverage capital ratios at March 31, 2010 were 17.08% and 11.52%, respectively.  First California’s tangible common equity as a percentage of tangible assets increased to 7.36% as of March 31, 2010 from 4.38% as of year-end 2009, primarily reflecting the increase in common equity from the capital raised in March 2010.

Kum concluded: “The successful public offering in the first quarter provided important capital to fortify our balance sheet in this sluggish recovery period.  We will use our balance sheet strength to attract new client relationships as well as to take advantage of the dislocation in the Southern California banking sector.   As economic conditions become more favorable, we believe the steps we have taken will lead to a stronger and more profitable company.”

Use of Non-GAAP Financial Measures

This news release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules. Tangible common equity as a percentage of tangible assets is a non-GAAP financial measure.  Tangible common equity to tangible assets represents tangible common equity, calculated as total shareholders’ equity less preferred stock and related dividend and accretion of preferred stock discount, goodwill and intangible assets, net, divided by total assets less goodwill and other intangible assets, net. Management believes that this measure is useful when comparing banks with preferred stock due to TARP funding to banks without preferred stock on their balance sheet and for evaluating a company’s capital levels. This information is being provided in response to market participant interest in this financial metric. This information is not intended to be considered in isolation or as a substitute for the relevant measures calculated in accordance with U.S. GAAP. The reconciliation of this non-GAAP financial measure to GAAP financial measure is provided as an attachment to the financial tables.

Conference Call and Webcast

First California will hold a conference call on Thursday, May 6, 2010 at 11 a.m. Pacific (2 p.m. Eastern) to discuss the company’s 2010 first quarter financial performance.  Investment professionals are invited to participate in the live call by dialing 800-860-2442 (domestic), or 412-858-4600 (international) and requesting the First California conference call.  Other interested parties are invited to listen to the live call through a live, listen-only audio Internet broadcast at www.fcalgroup.com.  Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  For those who are not available to listen to the live broadcast, the call will be archived on the same Web site for one year.  A telephonic replay of the call will be available through May 13, 2010 by dialing 877-344-7529 (domestic) or 412-317-0088 (international) and entering replay passcode 440236.

First California Financial Group, Inc. 4-4-4	NASDAQ: FCAL

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is the holding company of First California Bank.  Celebrating 31 years of business in 2010, First California is a regional force of strength and stability in Southern California banking with assets of $1.44 billion and led by an experienced team of bankers. The company specializes in serving the comprehensive financial needs of the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate development and construction companies. Committed to providing the best client service available in its markets, First California offers a full line of quality commercial banking products through 17 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties.  The holding company’s Web site can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward-Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California’s asset quality and capital position, the company’s ability to enhance efficiencies and manage costs and the expected continued progress in consolidating operations and the benefits of those activities, the monitoring of and management of risks in First California’s loan portfolio, the adequacy of sources of liquidity to support First California’s operations and strategic plans, the monitoring of and response to changing market conditions, and the status of the economy in the Southern California communities served by First California.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business are less favorable than expected, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California to retain customers, demographic changes, demand for the products or services of First California as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California's results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements.  For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled "Risk Factors" in First California's Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission ("SEC"). The documents filed by First California with the SEC may be obtained at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone
(805) 322-9655.

# # #

First California Financial Group
Unaudited Quarterly Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	31-Mar-10	31-Dec-09	30-Sep-09	30-Jun-09	31-Mar-09

Income statement summary
Net interest income	$10,673	$11,091	$11,396	$11,897	$10,670
Service charges, fees & other income	1,063	1,238	1,269	1,260	1,235
Loan commissions & sales	16	(6)	22	44	9
Operating expenses	9,422	10,372	10,684	10,826	10,401
Provision for loan losses	1,754	6,350	4,117	1,110	5,069
Foreclosed property loss & expense	78	1,121	193	249	-
Amortization of intangible assets	416	416	417	417	376
Gain (loss) on securities transactions	132	2,159	1,639	2,000	671
Impairment loss on securities	18	942	-	565	-
Market loss on loans held-for-sale	-	-	-	709	-
FDIC special assessment	-	-	-	675	-
Income (loss) before tax	196	(4,719)	(1,085)	650	(3,261)
Tax expense (benefit)	79	(1,855)	(949)	433	(1,383)
Net income (loss)	$117	$(2,864)	$(136)	$217	$(1,878)

Balance sheet data
Total assets	$1,440,267	$1,459,821	$1,469,628	$1,448,456	$1,458,841
Shareholders' equity	196,835	157,226	161,058	159,116	158,181
Common shareholders' equity	172,550	133,056	137,002	135,174	134,355
Earning assets	1,278,641	1,308,628	1,304,625	1,282,497	1,285,060
Loans	919,304	939,246	940,852	940,209	897,723
Loans - held for sale	-	-	-	-	31,309
Securities	293,081	349,645	302,378	245,858	271,743
Federal funds sold & other	66,166	19,737	61,395	96,430	84,285
Interest-bearing funds	929,495	977,358	1,002,776	987,048	1,005,012
Interest-bearing deposits	769,229	807,105	827,036	804,071	815,799
Borrowings	133,500	143,500	149,000	156,250	162,500
Junior subordinated debt	26,766	26,753	26,740	26,727	26,713
Goodwill and other intangibles	71,884	72,301	72,717	73,134	73,545
Deposits	1,075,495	1,124,715	1,125,031	1,096,679	1,103,578

Asset quality data & ratios
Loans past due 30 to 89 days & accruing	$2,520	$14,592	$7,314	$8,203	$6,395
Loans past due 90 days & accruing	-	200	2,970	299	65
Nonaccruing loans	37,034	39,958	39,330	26,957	8,380
Total past due & nonaccrual loans	$39,554	$54,750	$49,614	$35,459	$14,840

Repossessed personal property	$-	$-	$-	$61	$76
Other real estate owned	5,997	4,893	6,120	6,767	993
Total foreclosed property	$5,997	$4,893	$6,120	$6,828	$1,069

Net loan charge-offs	$2,661	$1,981	$3,935	$430	$1,842
Allowance for loan losses	$15,598	$16,505	$12,137	$11,955	$11,275
Allowance for loan losses to loans	1.70%	1.76%	1.29%	1.27%	1.26%

Common shareholder data
Basic earnings (loss) per common share	$(0.02)	$(0.27)	$(0.04)	$(0.01)	$(0.18)
Diluted earnings (loss) per common share	$(0.02)	$(0.27)	$(0.04)	$(0.01)	$(0.18)
Book value per common share	$6.12	$11.45	$11.78	$11.62	$11.55
Tangible book value per common share	$3.57	$5.23	$5.53	$5.33	$5.23
Shares outstanding	28,182,048	11,622,893	11,626,213	11,633,289	11,633,289
Basic weighted average shares	12,910,057	11,625,386	11,630,928	11,633,289	11,527,629
Diluted weighted average shares	12,910,057	11,625,386	11,630,928	11,633,289	11,527,629

Selected ratios
Return on average assets	0.03%	-0.77%	-0.04%	0.06%	-0.55%
Return on average equity	0.28%	-7.08%	-0.34%	0.54%	-4.76%
Equity to assets	13.67%	10.77%	10.96%	10.99%	10.84%
Tangible equity to tangible assets	9.13%	6.12%	6.32%	6.25%	6.11%
Tangible common equity to tangible assets	7.36%	4.38%	4.60%	4.51%	4.39%
Efficiency ratio	80.96%	100.91%	85.73%	98.66%	87.30%
Net interest margin (tax equivalent)	3.39%	3.35%	3.50%	3.75%	3.60%
Total risk-based capital ratio:
First California Bank	16.38%	12.18%	11.62%	11.54%	11.56%
First California Financial Group, Inc.	17.08%	12.69%	12.47%	12.48%	12.73%

First California Financial Group
Unaudited Quarterly Financial Results

	Three months ended
	March 31,
	2010	2009
(in thousands, except per share data)
(in thousands, except per share data)
Interest income:
Interest and fees on loans	$12,987	$12,427
Interest on securities	1,589	3,597
Interest on federal funds sold and interest bearing deposits	20	55
Total interest income	14,596	16,079
Interest expense:
Interest on deposits	2,172	3,367
Interest on borrowings	1,312	1,555
Interest on junior subordinated debentures	439	487
Total interest expense	3,923	5,409
Net interest income before provision for loan losses	10,673	10,670
Provision for loan losses	1,754	5,069
Net interest income after provision for loan losses	8,919	5,601
Noninterest income:
Service charges on deposit accounts and other banking-related fees	930	1,050
Loan sales and commissions	16	9
Net gain on sale of securities	132	671
Impairment loss on securities	(18)	-
Other income	133	185
Total noninterest income	1,193	1,915
Noninterest expense:
Salaries and employee benefits	4,970	5,658
Premises and equipment	1,537	1,533
Data processing	595	471
Legal, audit and other professional services	182	620
Printing, stationery and supplies	12	192
Telephone	224	263
Directors’ fees	120	115
Advertising, marketing and business development	227	456
Postage	56	55
Insurance and assessments	800	309
Loss on and expense of foreclosed property	78	-
Amortization of intangible assets	416	376
Other expenses	699	729
Total noninterest expense	9,916	10,777
Income (loss) before provision for income taxes	196	(3,261)
Provision (benefit) for income taxes	79	(1,383)
Net income (loss)	$117	$(1,878)

Preferred stock dividends	$(313)	$(194)
Net income available to common stockholders	$(196)	$(2,072)

Earnings (loss) per common share:
Basic	$(0.02)	$(0.18)
Diluted	$(0.02)	$(0.18)

First California Financial Group
Unaudited Quarterly Financial Results

(in thousands)	March 31,	December 31,
	2010	2009

Cash and due from banks	$36,714	$26,757
Interest bearing deposits with other banks	66,166	19,737
Securities available-for-sale, at fair value	293,081	349,645
Loans, net	903,706	922,741
Premises and equipment, net	19,798	20,286
Goodwill	60,720	60,720
Other intangibles, net	11,164	11,581
Deferred tax assets, net	4,946	6,046
Cash surrender value of life insurance	11,903	11,791
Foreclosed property	5,997	4,893
Accrued interest receivable and other assets	26,072	25,624

Total assets	$1,440,267	$1,459,821

Non-interest checking	$306,266	$317,610
Interest checking	83,549	82,806
Money market and savings	351,655	339,750
Certificates of deposit, under $100,000	91,896	116,012
Certificates of deposit, $100,000 and over	242,129	268,537
Total deposits	1,075,495	1,124,715

Securities sold under agreements to repurchase	45,000	45,000
Federal Home Loan Bank advances	88,500	98,500
Junior subordinated debentures	26,766	26,753
Accrued interest payable and other liabilities	7,671	7,627

Total liabilities	1,243,432	1,302,595

Total shareholders’ equity	196,835	157,226

Total liabilities and shareholders’ equity	$1,440,267	$1,459,821

First California Financial Group, Inc.
Reconciliation of GAAP Financial Measures to Non - GAAP Financial Measures
(unaudited)

(in thousands except for share data and ratios)	3/31/2010	12/31/2009

Total shareholders' equity	$196,835	$157,226
Less: Goodwill and intangible assets	(71,884)	(72,301)
Tangible equity	124,951	84,925
Less: Preferred stock	(24,285)	(24,170)
Tangible common equity	$100,666	$60,755

Total assets	$1,440,267	$1,459,821
Less: Goodwill and intangible assets	(71,884)	(72,301)
Tangible assets	$1,368,383	$1,387,520

Common shares outstanding	28,182,048	11,622,893

Tangible equity to tangible assets	9.13%	6.12%
Tangible common equity to tangible assets	7.36%	4.38%
Tangible book value per common share	$3.57	$5.23